Exhibit 99.1

News from Xerox

For Immediate Release

Xerox Reports Fourth-Quarter 2009 Earnings

•	Fourth-quarter GAAP earnings per share of 20 cents; adjusted EPS of 25 cents

•	Full-year 2009 GAAP earnings per share of 55 cents; adjusted EPS of 60 cents

•	Fourth-quarter operating cash flow of $967 million; $2.2 billion for full year

•	Earnings and cash performance exceed expectations

NORWALK, Conn., Jan. 21, 2010 – Xerox Corporation (NYSE: XRX) announced today fourth-quarter 2009 results that include GAAP earnings per share of 20 cents, adjusted earnings per share of 25 cents and $967 million in operating cash flow. The adjusted EPS excludes a previously disclosed charge for acquisition- related costs of 5 cents per share.

“We delivered a strong close to a difficult year, with solid operational results that reflect our disciplined approach to generating cash and reducing costs,” said Ursula Burns, Xerox chief executive officer.

“During the fourth quarter, we saw signs of improvement in several areas including developing markets, and we remain quite confident in our strong global competitive position,” she added. “However, we believe revenue will continue to be under pressure until there is a more sustainable economic recovery. To help offset this challenge, we remain focused on cost and expense management and sizing our business to better match current revenue levels.”

The company reported fourth-quarter total revenue of $4.2 billion, down 3 percent from fourth-quarter 2008 including a 4 point benefit from currency. Equipment sale revenue declined 11 percent or 15 percent in constant currency. Post-sale and financing revenue was flat, or declined 4 percent in constant currency.

“We’re encouraged by improving trends in our post-sale revenue and continued strong signings for Xerox’s managed print services that help our clients reduce their document costs,” said Burns. “The increasing demand for services supports the benefits of our acquisition of Affiliated Computer Services. We’re on track to close the acquisition next month. Once completed, Xerox will be the world leader in business process and document management.”

Gross margin was 39.9 percent in the fourth quarter, an increase of two points from the prior year. Selling, administrative and general expenses were up year over year by $23 million driven by currency, and SAG as a percent of revenue was 26.7 percent in the fourth quarter.

The company’s full-year 2009 net income was $485 million, including after-tax acquisition-related costs of $49 million. Total revenue was $15.2 billion, down from $17.6 billion in 2008.

Xerox generated $2.2 billion of operating cash flow in 2009, exceeding its full-year expectations by $500 million. Total debt was reduced by $1.1 billion in 2009, excluding the $2 billion of ACS-related notes issued last month. The company ended the year with a cash balance of $3.8 billion.

During the first quarter of 2010, Xerox expects to take a pre-tax restructuring charge of approximately $250 million to continue implementing its cost-reduction activities on a global basis. Including ACS results, Xerox expects full-year 2010 GAAP earnings in the range of 36 to 46 cents per share. Adjusted EPS is expected to be 75 to 85 cents per share, which excludes restructuring, adjustments related to the ACS acquisition and other discrete items.

- XXX-

Media Contact:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782,

carl.langsenkamp@xerox.com

Non GAAP Measures: This release refers to a non-GAAP financial measure described as “adjusted” EPS (earnings per share) for the fourth quarter and full year 2009 and for full year 2010 guidance that excludes several items. In addition, this release also discusses revenue growth using a measure noted as “Constant Currency” that excludes the effects of currency translation. Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; the risk that we will not realize all of the anticipated benefits from the acquisition of Affiliated Computer Services, Inc. (“ACS”); and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 and ACS’s 2009 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information.

Xerox and ACS urge investors and security holders to read the joint proxy statement/prospectus regarding the proposed transaction before making any voting or investment decision because it contains important information. You may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Xerox and ACS, without charge, at the Securities and Exchange Commission’s (SEC) Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, from Xerox’s website, http://www.xerox.com, under the heading “Investor Relations” and then under the heading “SEC Filings”. You may also obtain these documents, without charge, from ACS’s website, http://www.acs-inc.com, under the tab “Investor Relations” and then under the heading “SEC Filings”. Information regarding participants or persons who may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction is contained in Xerox’s proxy statement for its most recent annual meeting and ACS’s most recent annual report on Form 10-K, both as filed with the SEC.

For more information on Xerox, visit http://www.xerox.com or http://www.xerox.com/news. For open commentary, industry perspectives and views from events visit http://twitter.com/xeroxcorp, http://twitter.com/xeroxevents, http://www.facebook.com/xeroxcorp, http://www.xerox.com/blogs, or http://www.xerox.com/podcasts.

Xerox® and the sphere of connectivity design are trademarks of Xerox Corporation in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)(1)

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per-share data)	2009	2008	% Change	2009	2008	% Change
Revenues
Sales	$1,995	$2,146	(7)%	$6,646	$8,325	(20)%
Service, outsourcing and rentals	2,047	2,039	—	7,820	8,485	(8)%
Finance income	177	185	(4)%	713	798	(11)%

Total Revenues	4,219	4,370	(3)%	15,179	17,608	(14)%

Costs and Expenses
Cost of sales - excluding equipment write-off	1,295	1,421	(9)%	4,395	5,480	(20)%
Cost of sales - equipment write-off	—	39	*	—	39	*
Cost of service, outsourcing and rentals	1,175	1,182	(1)%	4,488	4,929	(9)%
Equipment financing interest	67	71	(6)%	271	305	(11)%
Cost of revenue - excluding equipment write-off	2,537	2,674	(5)%	9,154	10,714	(15)%
Equipment write-off	—	39	*	—	39	*

Cost of revenue - total	2,537	2,713	(6)%	9,154	10,753	(15)%
Research, development and engineering expenses	225	212	6%	840	884	(5)%
Selling, administrative and general expenses	1,125	1,102	2%	4,149	4,534	(8)%
Restructuring and asset impairment charges	(3)	349	*	(8)	429	*
Acquisition related costs	63	—	*	72	—	*
Other expenses, net	78	65	20%	345	1,087	(68)%

Total Costs and Expenses	4,025	4,441	(9)%	14,552	17,687	(18)%

Income (Loss) before Income Taxes & Equity Income(2)	194	(71)	*	627	(79)	*
Income tax expense (benefit)	30	(59)	*	152	(231)	*
Equity in net income of unconsolidated affiliates	27	21	29%	41	113	(64)%

Net Income	191	9	*	516	265	95%
Less: Net income attributable to noncontrolling interests	11	8	38%	31	35	(11)%

Net Income Attributable to Xerox	$180	$1	*	$485	$230	*

Basic Earnings per Share	$0.21	$—	*	$0.56	$0.26	*
Diluted Earnings per Share	$0.20	$—	*	$0.55	$0.26	*

*	Percent change not meaningful.
(1)	See “Accounting Changes” section for discussion of change in presentation of Noncontrolling interests.
(2)	Referred to as “Pre-Tax Income (Loss)” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)(1)

(in millions, except share data in thousands)	December 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$3,799	$1,229
Accounts receivable, net	1,702	2,184
Billed portion of finance receivables, net	226	254
Finance receivables, net	2,396	2,461
Inventories	900	1,232
Other current assets	708	790

Total current assets	9,731	8,150
Finance receivables due after one year, net	4,405	4,563
Equipment on operating leases, net	551	594
Land, buildings and equipment, net	1,309	1,419
Investments in affiliates, at equity	1,056	1,080
Intangible assets, net	598	610
Goodwill	3,422	3,182
Deferred tax assets, long-term	1,640	1,692
Other long-term assets	1,320	1,157

Total Assets	$24,032	$22,447

Liabilities and Equity
Short-term debt and current portion of long-term debt	$988	$1,610
Accounts payable	1,451	1,446
Accrued compensation and benefits costs	695	625
Other current liabilities	1,327	1,769

Total current liabilities	4,461	5,450
Long-term debt	8,276	6,774
Liability to subsidiary trust issuing preferred securities	649	648
Pension and other benefit liabilities	1,884	1,747
Post-retirement medical benefits	999	896
Other long-term liabilities	572	574

Total Liabilities	16,841	16,089
Common stock	871	866
Additional paid-in-capital	2,493	2,447
Retained earnings	5,674	5,341
Accumulated other comprehensive loss	(1,988)	(2,416)

Xerox Shareholders’ Equity	7,050	6,238
Noncontrolling interests	141	120

Total Equity	7,191	6,358

Total Liabilities and Equity	$24,032	$22,447

Shares of common stock issued and outstanding	869,381	864,777

(1)	See “Accounting Changes” section for a discussion of the change in presentation of noncontrolling interests.

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2009	2008	2009	2008
Cash Flows from Operating Activities:
Net income	$191	$9	$516	$265
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	185	171	698	669
Provision for receivables	82	85	289	199
Provision for inventory	8	56	52	115
Net (gain) loss on sales of businesses and assets	(1)	1	(16)	(21)
Undistributed equity in net (income) loss of unconsolidated affiliates	(19)	7	(25)	(53)
Stock-based compensation	31	19	85	85
Provision for litigation, net	—	(21)	—	781
Payments for securities litigation, net	—	(615)	(28)	(615)
Restructuring and asset impairment charges	(3)	349	(8)	429
Payments for restructurings	(39)	(39)	(270)	(131)
Contributions to pension benefit plans	(25)	(28)	(122)	(299)
Decrease in accounts receivable and billed portion of finance receivables	157	185	467	57
Decrease (increase) in inventories	160	61	319	(114)
Increase in equipment on operating leases	(82)	(89)	(267)	(331)
(Increase) decrease in finance receivables	(99)	(155)	248	164
Decrease (increase) in other current and long-term assets	68	(26)	129	(8)
Increase in accounts payable and accrued compensation	292	260	157	211
Increase (decrease) in other current and long-term liabilities	29	(35)	(100)	(174)
Net change in income tax assets and liabilities	42	(114)	102	(416)
Net change in derivative assets and liabilities	(10)	221	(56)	230
Other operating, net	—	(117)	38	(104)

Net cash provided by operating activities	967	185	2,208	939

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(26)	(64)	(95)	(206)
Proceeds from sales of land, buildings and equipment	1	1	17	38
Cost of additions to internal use software	(23)	(27)	(98)	(129)
Acquisitions, net of cash acquired	(18)	(2)	(163)	(155)
Net change in escrow and other restricted investments	(4)	411	(6)	8
Other investing, net	1	(54)	2	3

Net cash (used in) provided by investing activities	(69)	265	(343)	(441)

Cash Flows from Financing Activities:
Net payments on secured financings	(7)	(35)	(57)	(227)
Net proceeds on other debt	1,794	26	923	926
Common stock dividends	(37)	(38)	(149)	(154)
Payments to acquire treasury stock, including fees	—	(8)	—	(812)
Repurchases related to stock-based compensation	(1)	—	(12)	(33)
Other financing, net	(3)	(5)	(13)	(11)

Net cash provided by (used in) financing activities	1,746	(60)	692	(311)

Effect of exchange rate changes on cash and cash equivalents	(4)	(34)	13	(57)

Increase in cash and cash equivalents	2,640	356	2,570	130
Cash and cash equivalents at beginning of period	1,159	873	1,229	1,099

Cash and Cash Equivalents at End of Period	$3,799	$1,229	$3,799	$1,229

Financial Review

Summary

Revenues

	Three Months Ended December 31,
(in millions)	2009	2008	Change
Equipment sales	$1,150	$1,296	(11)%
Post sale revenue(1)	3,069	3,074	—

Total Revenue	$4,219	$4,370	(3)%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,995	$2,146
Less: Supplies, paper and other sales	(845)	(850)

Equipment Sales	$1,150	$1,296

Service, outsourcing and rentals	$2,047	$2,039
Add: Finance income	177	185
Add: Supplies, paper and other sales	845	850

Post Sale Revenue	$3,069	$3,074

Memo: Color(2)	$1,740	$1,731	1%

(1)

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

(2)	Color revenues represent a subset of total revenues and exclude Global Imaging Systems (“GIS”) revenues.

Fourth quarter 2009 total revenues decreased 3% compared to the fourth quarter 2008. While moderating, worldwide economic weakness continues to negatively impact our major market segments. Currency had a 4-percentage point positive impact on total revenues in the quarter. Total revenues included the following:

•	Post sale revenue was flat, with a 4-percentage point positive impact from currency. The components of post sale revenue were as follows:

•

Service, outsourcing and rentals revenue of $2,047 million was flat year-over-year. Improvements in outsourcing revenue and the positive impact of currency offset declines in technical service driven by an overall decline in pages.

•

Supplies, paper and other sales of $845 million decreased 1% year-over-year, with a 2-percentage point positive impact from currency. Growth in channel supplies purchases partially offset the impact of lower paper sales.

•

11% decrease in equipment sales revenue, with a 4-percentage point positive impact from currency. Overall declines in install activity were the primary driver along with price declines of 5% to 10%across Production and Office.

•

1% increase in color revenue[2], with a 5-percentage point positive impact from currency. Color revenue of $1,740 million comprised 45% of total revenue in the fourth quarter 2009[3], excluding GIS, and reflects:

•

5% increase in color post sale revenue, including a 4-percentage point positive impact from currency. The increase was partially driven by higher color multi-function device supplies purchases and higher page volumes. Color represented 41% of post sale revenue in the fourth quarter 2009[3].

•

8% decrease in color equipment sales revenue, including a 5-percentage point positive impact from currency and lower installs that were driven by the weak economic environment. Color sales represented 55% of equipment sales in the fourth quarter 2009[3].

(3)

Total color, color post sale and color equipment sales revenues comprised 41%, 38% and 49% in 2009, respectively, if calculated on total, total post sale and total equipment sales revenues, including GIS. GIS is excluded from the color information presented, as the breakout of the information required to make this computation is not available.

Net Income

Fourth quarter 2009 net income attributable to Xerox of $180 million, or $0.20 per diluted share, included a $41 million after-tax ($63 million pre-tax) charge, or $0.05 per diluted share, related to costs associated with the acquisition of Affiliated Computer Services, Inc., announced in September and a charge of $6 million or $0.01 per diluted share for our share of Fuji Xerox’s after-tax restructuring costs.

Fourth quarter 2008 net income of $1 million, or zero earnings per diluted share, included after-tax net restructuring and asset impairment charges of $240 million ($349 million pre-tax), or $0.27 per diluted share, and an equipment write-off of $24 million ($39 million pre-tax) or $0.03 per diluted share.

The calculations of basic and diluted earnings per share are included as Appendix I.

Operations Review

	Three Months Ended December 31,
(in millions)	Production	Office	Other	Total
2009
Equipment sales	$378	$729	$43	$1,150
Post sale revenue	927	1,640	502	3,069

Total Revenues	$1,305	$2,369	$545	$4,219

Segment Profit (Loss)	$67	$267	$(47)	$287

Operating Margin	5.1%	11.3%	(8.6)%	6.8%

2008
Equipment sales	$427	$808	$61	$1,296
Post sale revenue	930	1,601	543	3,074

Total Revenues	$1,357	$2,409	$604	$4,370

Segment Profit (Loss)	$123	$258	$(63)	$318

Operating Margin	9.1%	10.7%	(10.4)%	7.3%

Refer to Appendix II for the reconciliation of Segment Operating Profit to Pre-tax Income (Loss).

Note:

•	Install activity percentages include the Xerox-branded product shipments to GIS.

Production

Revenue

Fourth quarter 2009 Production revenue of $1,305 million decreased 4%, including a 4-percentage point positive impact from currency, reflecting:

•

Flat post sale revenue year-over-year with a 5-percentage point positive impact from currency. Lower black-and-white page volumes reflecting the weak economic environment were partially offset by an increase in color pages.

•	11% decrease in equipment sales revenue with a 5-percentage point positive impact from currency, reflects lower installs across most product segments.

•	7% decline in installs of production color systems. Overall declines were partially offset by increased installs for the Xerox 700, 7002 / 8002 digital presses, iGen4 and color continuous feed.

•	15% decline in installs of production black-and-white systems, reflecting declines in most product segments.

Operating Profit

Fourth quarter 2009 Production profit of $67 million decreased $56 million from fourth quarter 2008, reflecting the lower gross profit flow-through from revenue declines and higher SAG expenses. SAG increases include unfavorable currency, which more than offset an improvement in bad debts and flow-through of savings from continued cost actions.

Office

Revenue

Fourth quarter 2009 Office revenue of $2,369 million decreased 2%, including a 3-percentage point positive impact from currency, reflecting:

•

2% increase in post sale revenue, with a 3-percentage point positive impact from currency. This reflects growth in color multifunction devices, GIS and developing markets partially offset by declines in color printers and black-and-white devices.

•	10% decrease in equipment sales revenue, with a 3-percentage point positive impact from currency, reflects lower installs across most product segments.

•	10% decline in installs of color multifunction devices driven by lower overall demand, which more than offset the favorable impact of new products, such as ColorQubeTM launched in 2009.

•

13% decline in installs of black-and-white copiers and multifunction devices, including a 61% decline in the low dollar value Segment 1 products (11-20 ppm), driven primarily by lower activity in developing markets and a 3% increase in Segment 2-5 products (21-90 ppm). Segment 2-5 installs include the Xerox 4595, a 95 ppm device with an embedded controller.

•	31% decline in installs of color printers due to lower demand and lower sales to OEM partners.

Operating Profit

Fourth quarter 2009 Office profit of $267 million increased $9 million from fourth quarter 2008 as higher gross profit and savings from continued cost actions were partially offset by increased SAG expenses driven by unfavorable currency and higher bad debt.

Other

Revenue

Fourth quarter 2009 Other revenue of $545 million decreased 10%, including a 2-percentage point positive impact from currency, primarily from paper and wide format revenue declines. Paper comprised approximately half of the fourth quarter 2009 and 2008 Other segment revenue.

Operating Profit

Fourth quarter 2009 Other loss of $47 million improved $16 million from fourth quarter 2008, driven by higher equity income and a reduction in costs and expenses as a result of continued cost actions.

Costs, Expenses and Other Income

Gross Margin

	Three Months Ended December 31,
	2009	2008	Change
Sales	35.1%	32.0%	3.1	pts
Sales - excluding 2008 equipment write-off(4)	35.1%	33.8%	1.3	pts
Service, outsourcing and rentals	42.6%	42.0%	0.6	pts
Financing income	62.1%	61.6%	0.5	pts
Total Gross Margin	39.9%	37.9%	2.0	pts
Total Gross Margin - excluding 2008 equipment write-off(4)	39.9%	38.8%	1.1	pts

Fourth quarter 2009 total gross margin was 39.9%. Fourth quarter 2008 margin of 37.9% included an equipment write-off. Excluding the impact of this 2008 write-off4, fourth quarter 2009 total gross margin increased by 1.1-percentage points. This increase was driven by cost improvements enabled by restructuring and cost actions and the moderating year-over-year impact of transaction currency, which more than offset the impact of price declines.

Sales gross margin increased 3.1-percentage points compared to the fourth quarter 2008. Excluding the impact of the fourth quarter 2008 equipment write-off4, fourth quarter 2009 sales gross margin increased 1.3-percentage points. This increase was driven by cost improvements, the positive mix of revenues and the moderating year-over-year impact of transaction currency, which more than offset the 2.1-percentage points impact of price declines.

Service, outsourcing and rentals margin increased 0.6-percentage points compared to the fourth quarter 2008 primarily due to restructuring savings and other cost actions which more than offset the approximately 0.8-percentage point impact of pricing declines.

(4)	See the “Non-GAAP Financial Measures” section for an explanation of these non-GAAP financial measures.

Research, Development and Engineering Expenses (“RD&E”)

	Three Months Ended December 31,
	2009	2008	Change
RD&E % Revenue	5.3%	4.9%	0.4	pts

RD&E of $225 million in the fourth quarter 2009 was $13 million higher than the fourth quarter 2008, reflecting higher compensation accruals offset by restructuring and cost actions from the consolidation of the Production and Office development and engineering infrastructure. R&D of $191 million increased $11 million, and sustaining engineering costs of $34 million increased $2 million from fourth quarter 2008.

We invest in technological research and development, particularly in color, software and services. We believe that our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended December 31,
	2009	2008	Change
SAG % Revenue	26.7%	25.2%	1.5	pts

SAG expenses of $1,125 million in the fourth quarter 2009 were $23 million higher than the fourth quarter 2008, including a $37 million unfavorable impact from currency. The SAG expense increase reflected the following:

•	Flat selling expenses, reflecting unfavorable currency and higher compensation accruals offset by the benefits from restructuring, cost actions and marketing spend reductions.

•	$21 million increase in general and administrative expenses, reflecting unfavorable currency and higher compensation accruals offset by the benefits from restructuring and cost actions.

•	$2 million increase in bad debt expenses to $82 million, reflecting unfavorable currency. 2009 fourth quarter bad debt expense continues to remain less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the fourth quarter 2009, we recorded a net restructuring credit of $3 million. The net credit primarily reflected reversals for changes in estimated reserves from prior year initiatives. During the fourth quarter 2008, we recorded $349 million of net restructuring and asset impairment charges primarily for severance costs relating to headcount reductions of 3,400 and $53 million of asset impairments relating to the rationalization of our worldwide operating locations.

The restructuring reserve balance as of December 31, 2009 for all programs was $74 million, of which approximately $64 million is expected to be spent over the next twelve months.

Acquisition Related Costs

Acquisition related costs of approximately $63 million were incurred and expensed during the fourth quarter 2009 in connection with our previously announced pending acquisition of Affiliated Computer Services, Inc. $58 million of the costs relate to the write-off of fees associated with the Bridge Loan Facility commitment which was terminated as a result of securing permanent financing to fund the acquisition. The remainder of the costs represent transaction costs such as banking, legal and accounting fees and also includes some pre-integration costs such as external consulting services.

Worldwide Employment

Worldwide employment of 53,600 at December 31, 2009 decreased approximately 3,500 from year-end 2008, primarily due to restructuring reductions, partially offset by additional headcount related to GIS acquisitions.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2009	2008
Non-financing interest expense	$68	$72
Interest income	(6)	(6)
(Gains) losses on sales of businesses and assets	(1)	1
Currency losses, net	—	4
Amortization of intangible assets	16	14
Litigation matters	1	(21)
All other expenses, net	—	1

Total Other Expenses, Net	$78	$65

Non-Financing Interest Expense

Fourth quarter 2009 non-financing interest expense of $68 million was $4 million lower than fourth quarter 2008 as interest expense associated with our $2 billion Senior Note offering for the ACS acquisition was more than offset by lower average balances on the remaining debt driven by scheduled repayments.

Legal Matters

Fourth quarter 2009 costs for litigation matters were $1 million, which was $22 million higher than fourth quarter 2008. Fourth quarter 2008 included net litigation reserve reductions of $21 million primarily associated with securities-related litigation, Brazil labor-related litigation and other litigation matters.

Income Taxes

	Three Months Ended December 31,
(in millions)	2009	2008	Change
Income tax expense (benefit)	$30	$(59)	$89
Effective tax rate	15.5%	83.1%	(67.6	) pts

The fourth quarter 2009 effective tax rate was 15.5% and included a $22 million benefit from the tax effect of the fourth quarter 2009 acquisition related costs. Excluding this item, the adjusted effective tax rate was 20.2%5, which was lower than the U.S. statutory tax rate primarily due to the geographical mix of income and the settlement of various tax positions offset by a reduction in foreign tax credit benefits.

The fourth quarter 2008 effective tax rate was 83.1% and included a $124 million benefit from the tax effect of the fourth quarter 2008 restructuring and asset impairment charges as well as the equipment write-off. Excluding these items, the adjusted effective tax rate was 20.5%5, which was lower than the U.S. statutory tax rate primarily reflecting the benefit to taxes from the geographical mix of income before taxes and the related tax rates in those jurisdictions and the utilization of foreign tax credits as well as a tax law change.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the geographical mix of income and the related tax rates in those jurisdictions and available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.

Including the results from Affiliated Computer Services, Inc., we anticipate that our effective tax rate for 2010 will be approximately 32%, excluding the effects of any discrete events.

(5)	See the “Non-GAAP Financial Measures” section for an explanation of this non-GAAP financial measure.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $27 million increased $6 million compared to fourth quarter 2008, which reflects our 25% share of Fuji Xerox’s higher net income, and was driven by cost improvements that offset lower revenue resulting from worldwide economic weakness. Fourth quarter 2009 equity income included a $6 million charge related to our share of Fuji Xerox’s after-tax restructuring.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended December 31, 2009 and 2008:

	Three Months Ended December 31,
(in millions)	2009	2008	Change
Net cash provided by operating activities	$967	$185	$782
Net cash (used in) provided by investing activities	(69)	265	(334)
Net cash provided by (used in) financing activities	1,746	(60)	1,806
Effect of exchange rate changes on cash and cash equivalents	(4)	(34)	30

Increase in cash and cash equivalents	2,640	356	2,284
Cash and cash equivalents at beginning of period	1,159	873	286

Cash and cash equivalents at end of period	$3,799	$1,229	$2,570

Cash Flows from Operating Activities

Net cash provided by operating activities was $967 million in the fourth quarter 2009. The $782 million increase in cash from fourth quarter 2008 was primarily due to the following:

•	$615 million increase due to the absence of payments for the settlement of securities-related litigation.

•	$99 million increase as a result of lower inventory levels reflecting focused supply chain actions in light of lower sales volume.

•	$68 million increase due to lower net tax payments.

•	$56 million increase due to higher net run-off of finance receivables.

•	$32 million increase due to higher accounts payable and accrued compensation primarily related to the timing of purchasing activity and other accruals.

•	$104 million decrease from derivatives as the fourth quarter 2008 reflects the termination of certain interest rate swaps.

•	$28 million decrease from accounts receivable as sequential revenue growth was partially offset by increased sales of receivables and strong collection effectiveness.

Cash Flows from Investing Activities

Net cash used in investing activities was $69 million in the fourth quarter 2009. The $334 million decrease in cash from fourth quarter 2008 was primarily due to the following:

•

$360 million decrease due to lower net proceeds from escrow and other investing. Fourth quarter 2008 reflects $615 million of net proceeds from escrow for the settlement of the Carlson litigation net of $259 million of escrow funding during the quarter.

•	$16 million decrease due to GIS acquisition activity.

•	$42 million increase due to lower capital expenditures (including internal use software), reflecting disciplined spending controls.

Cash Flows from Financing Activities

Net cash provided by financing activities was $1,746 million in the fourth quarter 2009. The $1,806 million increase in cash from fourth quarter 2008 was primarily due to the following:

•

$1,768 million increase primarily reflects net debt proceeds of $1,982 million from the issuance of Senior Notes in December 2009. These proceeds were partially offset by the repayment of 2009 Senior Notes of $150 million and $33 million of debt issuance costs for the Bridge Loan Facility commitment, which was recently terminated. 2008 includes proceeds of $46 million primarily from a foreign borrowing offset by payments of $20 million on other debt.

•	$28 million increase from lower net repayments on secured debt.

•	$8 million increase because no purchases were made under our share repurchase program in 2009.

Customer Financing Activities

The following represents our total finance assets associated with our lease and finance operations:

(in millions)	December 31, 2009	December 31, 2008
Total Finance receivables, net(1)	$7,027	$7,278
Equipment on operating leases, net	551	594

Total Finance Assets, net	$7,578	$7,872

The reduction of $294 million in Total finance assets, net includes favorable currency of $224 million.

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

The following summarizes our debt as of December 31, 2009 and 2008:

(in millions)	December 31, 2009	December 31, 2008
Principal debt balance	$9,122	$8,201
Net unamortized discount	(11)	(6)

SFAS No. 133 fair value adjustments (ASC Topic 815)	153	189

Total Debt(2)	9,264	8,384

Less: current maturities and short-term debt	988	1,610

Total Long-Term Debt	$8,276	$6,774

(2)	December 31, 2009 Total Debt includes the $2 billion Senior Notes issuance relating to the acquisition of ACS.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation, therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total Finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	December 31, 2009	December 31, 2008
Financing Debt(3)	$6,631	$6,888
Core Debt(4)	2,633	1,496

Total Debt	$9,264	$8,384

(3)

Financing Debt includes $6,149 million and $6,368 million as of December 31, 2009 and December 31, 2008, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

(4)	December 31, 2009 Core Debt includes the $2 billion Senior Notes issuance relating to the acquisition of ACS.

Sale of Accounts Receivables

During the fourth quarter 2009, we sold $606 million of accounts receivables, as compared to $349 million in the third quarter 2009 and $246 million in the fourth quarter 2008. Fees associated with these sales were approximately $4 million, $3 million and $2 million, respectively. $530 million of receivables sold to date remained uncollected by the third party purchasers as of December 31, 2009. We do not have any current or future liability for these non-recourse sales.

2010 Earnings Guidance

Including ACS results, Xerox expects full-year 2010 GAAP earnings per share (EPS) in the range of $0.36 to $0.46 and adjusted EPS(5) guidance is expected to be in the range of $0.75 – $0.85. First quarter 2010 GAAP EPS is expected to be in the range of $(0.11) to $(0.13) and adjusted EPS(5) guidance is expected to be in the range of $0.11 to $0.13.

(5)	See the “Non-GAAP Financial Measures” section for an explanation of these non-GAAP financial measures.

Accounting Change

On January 1, 2009, we adopted SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”, (Accounting Standards CodificationTM Topic 810-10-65). This guidance requires that minority interests be renamed noncontrolling interests and be presented as a separate component of equity. In addition, the Company must report a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.

Subsequent Events

We have operations in Venezuela where the U.S. Dollar is the functional currency. At December 31, 2009, our Venezuelan operations had approximately 90 million in net Bolivar denominated monetary assets that were remeasured to U.S. Dollars at the official exchange rate of 2.15 Bolivars to the dollar. In January 2010, Venezuela announced a devaluation of the Bolivar to an official rate of 4.30 Bolivars to the dollar for our products. As a result of this devaluation, we expect to record a loss of approximately $22 million in the first quarter of 2010 for the remeasurement of our net Bolivar denominated monetary assets. Other than the loss from remeasurement, we do not expect the devaluation to materially impact our results of operations or financial position in 2010, since we derive less than 0.5% of our total revenue from Venezuela and expect to take actions to lessen the effect of the devaluation.

On January 20, 2010, we announced the acquisition of Irish Business Systems Limited (IBS), for approximately $31 million. This acquisition expands our reach into the small and mid-sized business (SMB) market in Ireland. IBS, with eight offices located throughout Ireland, is a managed print services provider and the largest independent supplier of digital imaging and printing solutions in Ireland.

In connection with our continued objective to reduce costs on a global basis, we expect to record pre-tax restructuring charges of approximately $250 million in the first quarter 2010. The actions are expected to impact all geographies and segments with approximately equal focus on SAG reductions, gross margin improvements and optimization of RD&E investments. The restructuring is also expected to involve the rationalization and consolidation of some facilities.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; the risk that we will not realize all of the anticipated benefits from the acquisition of Affiliated Computer Services, Inc. (“ACS”); and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 and ACS’s 2009 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2009 fourth quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Adjusted Net Income and EPS

To better understand the trends in our business, we believe that it is helpful to adjust diluted earnings per share and net income for the fourth quarter and full year 2009 to exclude the effect of the fourth quarter 2009 costs related to the acquisition of ACS. Management believes that excluding the effects of these items enables investors to better understand and analyze the current periods’ results and provides a better measure of comparability given the discrete nature of these charges. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP is set forth in the following reconciliation table:

	Q4 2009		FY 2009
Adjusted Net Income/EPS	Net Income - Xerox	EPS	Net Income - Xerox	EPS
(in millions, except per share data)
As Reported	$180	$0.20	$485	$0.55
Q4 2009 Acquisition related costs	41	0.05	41	0.05

As Adjusted	$221	$0.25	$526	$0.60

Adjusted Effective Tax Rate

To better understand the trends in our business, we believe that it is helpful to adjust the effective tax rate for the fourth quarter 2009 and 2008 to exclude: (1) the fourth quarter 2009 costs related to the acquisition of ACS; (2) the fourth quarter 2008 restructuring and asset impairment charges; and (3) the fourth quarter 2008 equipment write-off charge. Management believes that excluding the tax effects of these items will enable investors to better understand and analyze the current periods’ effective tax rate given the discrete nature of these items in the respective period. A reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP is set forth in the following reconciliation tables:

	Q4 2009
Adjusted Effective Tax Rate	Pre-Tax Income	Income Taxes	Effective Tax Rate
(in millions)
As Reported	$194	$30	15.5%
Q4 2009 Acquisition related costs	63	22

As Adjusted	$257	$52	20.2%

	Q4 2008
Adjusted Effective Tax Rate	Pre-Tax Income	Income Taxes	Effective Tax Rate
(in millions)
As Reported	$(71)	$(59)	83.1%
Q4 2008 Restructuring & asset impairment charges	349	109
Q4 2008 Equipment write-off	39	15

As Adjusted	$317	$65	20.5%

Adjusted Total Gross Margin; Adjusted Sales Gross Margin:

To better understand trends in our business, we believe it is helpful to adjust total gross margin and sales gross margin for the fourth quarter 2008 to exclude the effect of charges associated with an equipment write-off. Management believes that excluding the effect of this charge will enable investors to better understand and analyze the current periods’ results and provide a better basis for assessing future trends in gross margins because of the discrete nature of the equipment write-off charge. A reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP is set forth in the following reconciliation tables:

	Q4 2008
Adjusted Gross Margin	As Reported	Equipment Write-off	As Adjusted
(in millions)
Revenue	$4,370	$—	$4,370
Cost of revenue	2,713	(39)	2,674

Gross Profit	$1,657	$39	$1,696
Gross Margin	37.9%		38.8%

	Q4 2008
Adjusted Sales Gross Margin	As Reported	Equipment Write-off	As Adjusted
(in millions)
Sales	$2,146	$—	$2,146
Cost of sales	1,460	(39)	1,421

Sales Gross Profit	$686	39	$725
Sales Gross Margin	32.0%		33.8%

2010 Guidance—Adjusted EPS:

To better understand the trends in our business and the impact of the ACS acquisition post-closing, we believe it is necessary to adjust first quarter and full year 2010 diluted earnings per share to exclude the effects of the following items: (1) the amortization of purchased intangible assets; (2) restructuring and asset impairment charges including those incurred by Fuji Xerox; and (3) acquisition related costs. In addition, we have also excluded the loss associated with the Venezuela devaluation given the discrete nature of this loss. Management believes that excluding the effects of these items enables investors to better understand and analyze the impact of the ACS acquisition as well as results for a particular period as compared to prior periods. Management also expects to use this non-GAAP financial measure in its own evaluation of the Company’s performance in 2010, particularly when comparing performance to prior periods. A reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP is set forth in the following reconciliation tables:

	Earnings Per Share
(in millions; except per share amounts)	Q1 2010	FY 2010
GAAP EPS	$(0.11) - $(0.13)	$0.36 - $0.46

Adjustments:
Acquisition Related Costs	$0.02	$0.03
Intangibles Amortization	0.04	0.17
Xerox Restructuring Charge	0.14	0.15
Fuji Xerox Restructuring Charge	0.02	0.02
Venezuela Devaluation	0.02	0.02

	$0.24	$0.39

Adjusted EPS	$0.11 - $0.13	$0.75 - $0.85

Estimated Weighted Avg Shares	1,230	1,360

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data. Shares in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Basic Earnings per Share:

Net income attributable to Xerox	$180	$1	$485	$230

Weighted average common shares outstanding	871,416	867,141	869,979	885,471

Basic Earnings per Share	$0.21	$—	$0.56	$0.26

Diluted Earnings per Share:

Net income attributable to Xerox	$180	$1	$485	$230
Interest on Convertible Securities, net	—	—	1	—

Adjusted net income available to common shareholders	$180	$1	$486	$230

Weighted average common shares outstanding	871,416	867,141	869,979	885,471
Common shares issuable with respect to:
Stock options	564	541	462	3,885
Restricted stock and performance shares	12,754	7,681	7,087	6,186
Convertible securities	1,992	—	1,992	—

Adjusted weighted average common shares outstanding	886,726	875,363	879,520	895,542

Diluted Earnings per Share	$0.20	$—	$0.55	$0.26

A total of 1,992 common shares issuable with respect to convertible securities were not included in the 2008 computations of diluted EPS because to do so would have been anti-dilutive.

Dividends per Common Share	$0.0425	$0.0425	$0.17	$0.17

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended December 31,
(in millions)	2009	2008
Total Segment Operating Profit	$287	$318
Reconciling items:
Restructuring and asset impairment charges	3	(349)
Restructuring charges of Fuji Xerox	(6)	(1)
Litigation matters	—	21
Equipment write-off	—	(39)
Acquisition related costs	(63)	—
Equity in net income of unconsolidated affiliates	(27)	(21)

Pre-Tax Income (Loss)	$194	$(71)

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm) excluding 95 ppm with embedded controller; Color 41+ ppm excluding 50 ppm, 60 ppm and 70 ppm with embedded controller.

Office:	Monochrome up to 90 ppm as well as 95 ppm with embedded controller; Color up to 40 ppm as well as 50 ppm, 60 ppm and 70 ppm with embedded controller.

Other:

Xerox Supplies Business Group (predominantly paper), value-added services, Wide Format Systems, royalty and licensing revenue, GIS network integration solutions and electronic presentation systems, equity income and non-allocated corporate items.